Exhibit 14.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated December 22, 2006, relating to the financial statements and financial highlights which appear in the October 31, 2006 Annual Reports to Shareholders of the Russell Investment Company Fixed Income I Fund and Diversified Bond Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Form and Agreements and Plan of Reorganization” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

May 24, 2007